EXHIBIT 10.1
SUMMARY OF 2008 ANNUAL PERFORMANCE OBJECTIVES
FOR NAMED EXECUTIVE OFFICERS
On February 8, 2008, the independent members of the Board of Directors of USEC Inc. (the “Company”) and the Compensation Committee of the Board of Directors of the Company approved the annual performance objectives and targets that will be used to determine the annual incentive awards which may be granted to the Company’s named executive officers under the annual incentive program under the USEC Inc. 1999 Equity Incentive Plan for 2008.
The target award for the Chief Executive Officer for 2008 is 100% of base salary and target awards for the other named executive officers for 2008 are 70% of base salary. Actual awards can range from 0% to 150% of the targeted percentage, depending on performance against pre-determined annual performance objectives. The 2008 annual incentive awards will be based on a combination of formula-based Company financial goals and individual performance. The Company financial goals for 2008 are to achieve: (1) a targeted gross profit margin percentage; (2) a targeted cash flow from operations before American Centrifuge expenses, interest and taxes; (3) a targeted earned value on the American Centrifuge project; and (4) a targeted selling, general and administrative expense. The individual performance goals for 2008 consist of individual key performance objectives.
Participants must take at least 35% of their annual incentive award in restricted stock until they meet applicable stock ownership guidelines. As an incentive to take more of their compensation in the form of Company stock, participants receive additional shares of restricted stock equal to 20% of the cash portion of any annual incentive award that they elect to take in shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.